Exhibit (h)(37)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of July, 2019.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Premier International Equity Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager:

1. Expense Limitation

The Manager agrees to waive 0.02% of the management fees of the MassMutual Premier International Equity Fund through January 31, 2021.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 1st day of July, 2019.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MASSMUTUAL PREMIER FUNDS on behalf of the MassMutual Premier International Equity Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer